Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Agrees to Acquire Downstream Business from
Targa Resources, Inc. and Announces Conference Call for Investors and Analysts
HOUSTON, July 28, 2009 — Targa Resources Partners LP (NASDAQ: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that it has agreed to acquire Targa Resources, Inc.’s (“Targa”) natural gas liquids business (the “Downstream Business”) for $530 million. The Downstream Business includes the (i) Logistics Assets, (ii) NGL Distribution and Marketing and (iii) Wholesale Marketing segments as reported by Targa. As part of the transaction, Targa will provide distribution support to the Partnership beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011. As described further below, Targa will provide support for quarterly distribution coverage of 1.0x, up to a maximum of $8 million of support in any quarter.
Consideration to Targa will include 25% of the transaction value in newly issued common and general partner units of the Partnership, the maximum equity component permitted under Targa’s financing agreements. The remaining 75% or approximately $397.5 million will be in cash, funded through borrowings under the Partnership’s senior secured revolving credit facility.
The acquisition improves business diversity of and adds primarily fee-based cash flow to the Partnership. For the full year ending December 31, 2009 the Downstream Business is expected to generate Adjusted EBITDA of approximately $80 to $85 million. The Downstream Business consists of critical natural gas liquids infrastructure including:
▪	Three fractionation facilities with approximately 380 MBbls/d maximum gross capacity;

▪	Storage wells with approximately 65 MMBbl of capacity and 15 terminal facilities;

▪	Approximately 800 miles of pipeline supporting fractionation, storage and terminalling;

▪	The second largest LPG import and export facility in the Gulf Coast; and

▪	Approximately 770 railcars, 70 transport tractors, 100 tank trailers and 21 pressurized NGL barges.
“The acquisition of the Downstream Business is immediately accretive to the Partnership’s distributable cash flow. Moreover, the acquisition provides visibility with respect to the current distribution for the foreseeable future, especially given the cash flow generating capability of the Downstream Business and the distribution support that the Partnership will enjoy for the next two years. More importantly, the transaction adds high quality assets that generate a significant amount of fee based income and will strengthen and diversify the EBITDA profile of the Partnership. The Downstream Business includes a large portfolio of potential internal growth projects that if developed would generate additional fee based income. We believe that the combined businesses will provide positive distribution coverage under most scenarios and that Targa’s distribution support will provide additional security for the current distribution,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa. “The powerful combination of this strategic asset platform, substantial distribution support and the maximum equity consideration permitted under Targa’s financing agreements underscores Targa’s commitment to the Partnership’s long term success.”

Liquidity and Financing Update
The Partnership is currently seeking commitment increases under the accordion feature of its existing $850 million senior secured revolving credit facility. The Partnership has received $127.5 million of additional commitments and expects to close the commitment increase July 29, 2009 which would bring total commitments under the revolver to $977.5 million. As of June 30, 2009 and after giving effect to the July 6th closing of the 11.25 percent senior unsecured notes due July 2017, pro forma borrowings under the senior secured revolving credit facility were $216.4 million. After giving effect to the recent notes offering and the transaction, including letters of credit required for the Downstream Business, pro forma liquidity would be approximately $300 million as of June 30, 2009.
The Downstream Business
The Downstream Business is also referred to as Targa’s NGL Logistics and Marketing Division, which consists of three segments: (i) Logistics Assets, (ii) NGL Distribution and Marketing and (iii) Wholesale Marketing. The Logistics Assets segment includes the assets involved in the fractionation, storage and transportation of NGLs, as well as Targa’s 39% equity method investment in Gulf Coast Fractionators LP. The NGL Distribution and Marketing segment markets internal and affiliate NGL production, purchases NGL products from third parties for resale, and manages much of the logistics between facilities. The Wholesale Marketing segment includes the refinery services business and wholesale propane marketing operations.
For the full year ending December 31, 2009, the Downstream Business is expected to generate Adjusted EBITDA of approximately $80 to $85 million (see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and reconciliations of such measures to the comparable GAAP measures).
We estimate maintenance capital expenditures associated with the Downstream Business will be approximately $10 million and $5 million for the twelve and four month period ending December 31, 2009, respectively.
Distribution Support Mechanism
As part of the transaction, Targa has agreed to provide distribution support to the Partnership in the form of a reduction in allocated general and administrative expense if necessary for a 1.0x distribution coverage ratio, subject to maximum support of $8 million in any quarter. The distribution support will be in effect for the nine quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011.

Transaction Impact on Targa
Following closing of the transaction, Targa will apply the net cash proceeds of approximately $397.5 million to repay a portion of the senior secured term loan due October 2012. The outstanding term loan balance was $515.9 million as of June 30, 2009. After giving effect to the transaction, Targa’s pro forma net debt leverage ratio will be significantly improved for the four-quarter period ending June 30, 2009. Following the transaction, Targa anticipates significant free cash flow and pro forma liquidity as of June 30, 2009 of approximately $265 million.
Additional Transaction Details
Total consideration from the Partnership to Targa will consist of (i) 8,527,615 common partnership units and 174,033 general partner units valued at $15.227 per unit (calculated using the volume weighted average trading price for the 10-day period through and including July 17, 2009) and equal to 25% of the transaction value, or $132.5 million, and (ii) cash of $397.5 million or 75% of the transaction value.
The transaction, which is subject to standard closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is anticipated to close in the third quarter of this year.
The Board of Directors of the general partner of the Partnership approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee.
Barclays Capital, Inc. acted as a financial advisor to the Partnership and Wells Fargo Securities, LLC acted as a financial advisor to Targa.
Investor Conference Call and Presentation
The Partnership will host a conference call for investors and analysts on Tuesday, July 28, 2009 beginning at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) to review the transaction and discuss the Downstream Business. An investor presentation will accompany the call via live Webcast as well as be posted to the Partnership’s website concurrent with the start of the call. The presentation can be accessed at the following link: http://ir.targaresources.com/events.cfm
The call can be accessed via Webcast through the Investor’s section of the Partnership’s website at http://ir.targaresources.com/events.cfm or by dialing 877-440-5784. A replay of the Webcast will be available approximately two hours following completion of the Webcast through the Investor’s section of the Partnership’s website.

About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines, seven natural gas processing plants and two fractionators and currently operates in Southwest Louisiana, the Permian Basin in West Texas and the Fort Worth Basin in North Texas. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measure Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Adjusted EBITDA — We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess: (1) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (2) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (3) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into management’s decision-making processes.

Reconciliation of Non-GAAP Measures for
The Downstream Business

	Twelve Months Ended
	December 31,
	2009	2009
	(In millions)
	Low Range	High Range
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(5.6)	$(0.6)
Add:
Interest expense, net	59.4	59.4
Income tax expense	0.8	0.8
Depreciation and amortization expense	25.4	25.4

Adjusted EBITDA	$80.0	$85.0

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer